Exhibit 99.1

GSI Group Reports Preliminary Fourth Quarter 2009 Bookings, and Cash Balance

Bedford, MA, February 19, 2010 - GSI Group Inc. (GSIG.PK: GSIGQ, the “Company”) today reported preliminary bookings for its fourth fiscal quarter of 2009 and its cash position at the end of the fourth quarter, December 31, 2009:

•	Bookings:

Bookings for the fourth fiscal quarter ended December 31, 2009 were approximately $77 million compared with bookings of approximately $54 million for the comparable period in 2008, and compared with bookings of approximately $60 million for the third fiscal quarter of 2009 ended October 2, 2009.

Bookings for the Company’s Semiconductor Systems Segment for the fourth fiscal quarter ended December 31, 2009 benefited from orders received from two Asia-Pacific customers that aggregated approximately $6 million.

•	Cash:

As of the end of the fourth fiscal quarter of 2009, the Company had approximately $63 million of cash and cash equivalents, excluding approximately $11 million of auction rate securities at fair value. During November 2009, the Company received income tax refunds totaling approximately $3 million and an additional $3 million representing proceeds from the sale of auction rate securities.

On November 20, 2009 the Company announced that it had finalized a debt restructuring agreement with a majority of its noteholders that would enable the Company to significantly reduce its debt, and that to implement that restructuring it and two of its U.S. subsidiaries had that day filed voluntary petitions for Chapter 11 reorganization under the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware. The Court has scheduled a hearing to consider approval of that restructuring plan for March 12, 2010. Copies of the court filings and other papers regarding those proceedings are available on the Company’s website: gsirestructuring.com.

Safe Harbor and Forward Looking Information

Certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, and are generally identified by words such as

“expect,” “intend,” “anticipate,” “estimate,” “preliminary,” “plan,” and other similar expressions. These forward-looking statements include, but are not limited to, statements related to: the Company’s estimates regarding bookings and cash position; and other statements that are not historical facts. These forward looking statements contain estimates and involve a number of risks, uncertainties, assumptions and other factors that could affect future results and cause actual results and events to differ materially from historical and expected results and those expressed or implied in the forward looking statements, including, but not limited to, the following: the highly unpredictable nature of the semiconductor and electronics materials processing industry; volatile market conditions; the effect of the current financial and economic crises on credit markets, financial institutions, customers, suppliers and consumers; future liquidity and valuation of auction rate securities; changes in accounting standards; failures of the Company to properly identify the timing of when revenue should be recognized; failure to identify and manage weaknesses in internal controls; risks related to consolidation of operations and the integration of operations and employees of acquired businesses, including Excel; the Company’s inability to recognize synergies of acquired businesses, including Excel; the completion and outcome of the Company’s financial restatements and review of financial results; and completion of quarterly and annual year end close procedures and related accounting efforts . Other important risk factors that could affect the outcome of the events set forth in these statements and that could affect the Company’s operating results and financial condition are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and in the Company’s subsequent filings with the SEC made prior to or after the date hereof. Such statements are based on the Company’s management’s beliefs and assumptions and on information currently available to the Company’s management. The Company disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this document. The unaudited financial information presented in this press release is subject to change based on, among other factors, the completion of the work attendant to the restatement of the Company’s financial statements and the completion of its delayed periodic reports. The information included in this press release is not intended as and should not be viewed as a substitute for full financial statements.

For more information contact:

GSI Group Inc. Investor Relations

Telephone: 781-266-5137

Email: InvestorRelations@gsig.com

About GSI Group Inc.

GSI Group Inc. supplies precision technology to the global medical, electronics, and industrial markets and semiconductor systems. GSI Group Inc.’s common shares are quoted on Pink Sheet OTC Markets Inc. (GSIGQ).